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                                                                       Exhibit 5




                                                               December 23, 1997




Zapata Corporation
1717 St. James Place, Suite 550
Houston, Texas  77056

Ladies and Gentlemen:

            As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Zapata Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 5,000,000 shares (the "Shares") of common stock, par value $0.25 per share, of the Company (the "Common Stock") that may be offered and sold from time to time pursuant to the Company's 1996 Long- Term Incentive Plan (the "Plan"), certain legal matters in connection with the Shares subject to original issuance by the Company are being passed upon for you by me. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

            In my capacity as General Counsel of the Company, I have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

            On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

            1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.
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Zapata Corporation                  - 2 -                      December 23, 1997

            2. In the case of Shares originally issued by the Company pursuant to the terms of the Plan, following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award in accordance with the terms and conditions thereof, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

            This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

                                            Very truly yours,


                                            Eric T. Furey